W W CAPITAL CORPORATION
                            11990 Grant Street
                                 Suite 400
                        Northglenn, Colorado  80233





           The approximate mailing date of this Proxy Statement
                            is October 24, 1995





                              PROXY STATEMENT
                    FOR ANNUAL MEETING OF STOCKHOLDERS
                             DECEMBER 1, 1995





  The accompanying proxy is furnished by W W Capital Corporation (the "Company") in connection with the solicitation by the Board of Directors and may be revoked by the stockholder at any time before it is voted by giving a written notice to the Secretary of the Company, by executing and delivering a proxy with a later date, or by personal withdrawal of the proxy prior
to or at the meeting.   The expense of this solicitation is to be borne by the
Company and the
Company will reimburse persons holding stock in their names or in the names of their nominees, for their expenses in sending proxies and proxy materials to their principals.

  The Company had issued and outstanding 5,530,661 shares of common stock, par value
$0.01 per share, as of October 20, 1995, the date the stockholders of record entitled to vote at the meeting was determined (the "Record Date"). Each share of common stock entitles the holder thereof to one vote per share on all matters acted upon at the Annual Meeting. Neither the Articles of Incorporation nor the Bylaws of the Company provide for cumulative voting.

                       PRINCIPAL HOLDERS OF SECURITIES

  The following table sets forth as of September 30, 1995, the ownership of the Company's common stock by each director of the Company, by each person who is known by the Company to be the beneficial owner of more than 5% of the Company's common stock, and by the officers and directors of the Company as a group:


Name and Address of           Amount and Nature of     Percent of Class
Beneficial Owner(1)           Beneficial Ownership(2)  of Common Stock
Steve D. Zamzow               67,102(3)                1.2%

Millard T. Webster            288,969(4)               5.2%

Thomas W. Hemphill            100,500(5)               1.8%

David L. Patton               676,784(6)               12.2%

Edward J. Wade                204,184(7)               3.7%

All officers and directors    1,444,389(8)             26.1%
as a group (6 persons) (See
Footnotes 1 through 10)

Apex Realty Investments, Inc. 328,241(9)               5.9%
c/o Nicholas L. Scheidt
PO Box 33724
Northglenn, CO  80233-0724

Jim D. Lawler                 290,908                  5.3%
R.R.
Paxton, NE  69155

Fred P. Deyoe                 294,241(10)              5.3%
2210 Woodrow
Dodge City, KS  67801

Robert L. Cullinan            290,908                  5.3%
HCR
Paxton, NE  69155

Jerry R. Bellar               295,000                  5.3%
212 Louise Ave.
Nashville, TN  37203



     (1) The business address of all officers and directors is 11990 Grant
Street, Suite 400, Northglenn,
            Colorado 80233.
     (2) "Beneficial ownership" is deemed to include shares for which an individual, directly or indirectly, has voting or investment power, or both, and shares subject to options exercisable within 60 days of the date hereof.

     (3) Includes 66,665 shares subject to incentive stock options which are exercisable within sixty days of the date hereof.

     (4) Includes 32,500 shares subject to incentive stock options which are exercisable within sixty days of the date hereof.

     (5) Includes 35,500 shares subject to non-qualified stock options which are fully vested and exercisable.

     (6) Includes 309,976 shares held in joint tenancy with Mr. Patton's wife, 900 shares held in a trust in which Mr. Patton has the right to vote and 37,500 shares subject to non-qualified stock options which are fully vested and exercisable.

     (7) Includes 12,500 shares subject to non-qualified stock options which are fully vested and exercisable.

     (8) Includes 221,165 shares subject to stock options which are fully vested and exercisable.

     (9) Includes 5,000 shares subject to non-qualified stock options which are fully vested and exercisable.

    (10) Includes 3,333 shares subject to incentive stock options which are exercisable within sixty days of the date hereof.

                           ELECTION OF DIRECTORS

     The Bylaws of the Company provide that members of the Board of Directors shall be elected at the Annual Stockholders' Meeting. All directors of the Company are elected for a term of one year and hold office until the next annual meeting of the stockholders.

     The following nominees of the Company for the Board of Directors are all currently serving on the Board with terms expiring at the Annual Stockholders' Meeting in 1995 and have been nominated for reelection to the Board to serve until the Annual Stockholders' Meeting in 1996.

                                                        Year Became
Name                     Position(s)              Age   Director
David L. Patton          Chairman of the Board    64    1991
Steve D. Zamzow          Director, President and  47    1993
                         Chief Executive Officer

Millard T. Webster       Director                 46    1988
Thomas W. Hemphill       Director                 64    1991
Edward J. Wade           Director                 42    1993


DAVID L. PATTON was elected to the Board of Directors of the Company in December 1991, and
Chairman of the Board in December 1993. Mr. Patton is a partner with the law firm of Patton, Kerbs
& Hess in Dodge City, Kansas. Mr. Patton was a founder of Titan Industries, Inc.,which is currently operated as a wholly-owned subsidiary of the Company.

STEVE D. ZAMZOW joined the Company in 1991 and was elected as the Company's Chief Financial
Officer in June 1992, President and Chief Executive Officer in December 1993 and elected as a Director in December 1993 by the shareholders. From 1976 to 1991, Mr. Zamzow owned numerous companies and was a financial consultant for various companies. Mr. Zamzow has been Vice President for a steel company and has worked extensively in business workouts. From 1971 to 1974, Mr. Zamzow was
employed by Peat, Marwick, Mitchell & Co. as an auditor.   Mr. Zamzow received
his accounting
degree from the University of Nebraska.

MILLARD T. WEBSTER became a director of the Company in 1988 and has been employed by the
Company's subsidiary, W-W Manufacturing Co., Inc. since 1962. Mr. Webster has occupied the positions of piecework production foreman, production manager, and Vice President and President of the Company's subsidiary, W-W Manufacturing Co., Inc. Mr. Webster is currently a Vice President for the Company's subsidiary, W-W Manufacturing Co., Inc. Mr. Webster graduated from Evangel
College, Springfield, Missouri in 1970 with a bachelor's degree in business administration. Mr.
Webster is the brother of Mickey J. Winfrey, Executive Vice
President-Administration, Secretary and
Treasurer of the Company.

THOMAS W. HEMPHILL became a director of the Company in December 1991. Since 1986, Mr.
Hemphill has assisted the management of the Company in corporate planning and training. Mr.
Hemphill has been an independent business consultant since leaving the employment of Security Pacific
Corporation in 1975 as Senior Management Advisor. Mr. Hemphill was a pioneer in the introduction of private mortgage insurance in the early 1960's and served as President of Excel Investment Company from 1966 to 1975.

EDWARD J. WADE became a director of the Company in 1993. Mr. Wade is a practicing
Anesthesiologist of Pain Anesthesia and Control Care Services, P.A. in Wichita, Kansas. Mr. Wade received his M.D. from the University of Kansas School of Medicine in 1980 and his residency and internship through the University of Utah, School of Medicine, Salt Lake City, Utah in 1992. Mr.
Wade then received his Chief Resident of Anesthesiology with the University of Utah of Salt Lake City,
Utah in 1986.

     The Company does not have a standing audit, compensation and nominating committee.

     The Board of Directors unanimously approved the above-named nominees for director and recommends a vote "for" their election.

                       ATTENDANCE AT BOARD MEETINGS

     During the fiscal year ended June 30, 1995, the Board of Directors held seven meetings of which all directors attended at least 75% of the Board meetings.


                           EXECUTIVE OFFICERS

     The officers of the Company are elected at the Board of Directors' annual organizational meeting immediately following the Annual Stockholders' Meeting. Such officers hold office until their successors are chosen and qualified or until their death, resignation or removal. The current officers of the Company are as follows:

Name                     Position(s)              Age  Year Became Officer
Steve D. Zamzow          President, Chief         47   1992
                         Executive Officer and
                         Director

Mickey J. Winfrey        Vice President-          40   1988
                         Administration,
                         Secretary and
                         Treasurer

Robert W. Claar          Chief Financial          42   1994
                         Officer

STEVE D. ZAMZOW joined the Company in 1991 and was elected as the Company's Chief Financial
Officer in June 1992, President and Chief Executive Officer in December 1993 and elected as a Director in December 1993 by the shareholders. From 1976 to 1991, Mr. Zamzow owned numerous companies and was a financial consultant for various companies. Mr. Zamzow has been Vice President for a steel company and has worked extensively in business workouts. From 1971 to 1974, Mr. Zamzow was employed by Peat, Marwick, Mitchell & Co. as an auditor. Mr. Zamzow received his accounting degree from the University of Nebraska.

MICKEY J. WINFREY became Vice President-Administration, Secretary and Treasurer of the
Company in 1988. Ms. Winfrey had been employed by the Company's subsidiary, W-W Manufacturing
Co., Inc., from 1973 to 1990, where she has held positions as secretary/receptionist, payroll clerk, head of personnel and office manager. Ms. Winfrey is the sister of Millard T. Webster, a director of the
Company.

ROBERT W. CLAAR joined the Company in June 1994 and was elected as the Company's Chief
Financial Officer. Mr. Claar graduated from the University of Nebraska and has spent sixteen years in public accounting and was an audit partner for eight of those years. Mr. Claar has had extensive
SEC reporting experience, as well as experience in serving manufacturing and distribution clients. Prior to entering public accounting, Mr. Claar owned and operated his own business in Central Nebraska.

                          EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid or accrued during the fiscal year ended
June 30, 1993, 1994 and 1995 to the Company's Chief Executive Officer. No other executive officer received cash in excess of $100,000

                         Summary Compensation Table

                             Annual Compensation
           _____________________________________________________


                                              Other
Name and                                      Annual         All Other
Principal Position      Year  Salary  Bonus   Compensation   Compensation
Steve D. Zamzow,        1995  110,000 17,000  ---            19,024 (a)
President, Chief Exec-  1994  81,766  ---     ---            ---
utive Officer and       1993  72,235  ---     ---            ---
Director

     (a) Includes accrued vacation and compensated absences accrued in prior years and paid during
                      June 30, 1995.


Option Grants in Fiscal Year 1995

     During the fiscal year ended June 30, 1995, the Company did not grant stock options to the executive officers.

Aggregated Option Exercises in Fical Year 1995

      The following table sets forth for the executive officer named in the Summary Compensation
Table, information concerning each exercise of stock options during the fiscal year ended June 30, 1995 and the value of the unexercised stock options at June 30, 1995.

              Aggregated Option Exercises in Last Fiscal Year
                     and Fiscal Year-End Option Values


                                         Number of Secur-   Value of
Unexercised
                                         ities Underlying   In-the-Money
                      Shares             Unexercised Options Options at
                      Acquired  Value    at June 30, 1995   June 30, 1995
                      on        Real-    Exercisable/       Exercisable/
Name                  Exercise  ized(1)  Unexercisable      Unexercisable(1)
Steve D. Zamzow       ---       ---      66,665 (E)         ---
President, Chief      ---       ---      83,335 (U)         ---
Executive Officer
and Director


(1) The option exercise price exceeded the fair market value of the underlying common stock on
     June 30, 1995.

                          DIRECTORS' COMPENSATION

     Members of the Board of Directors are reimbursed for all reasonable expenses incurred in connection with their attendance at directors' and committee meetings. Members of the Board of
Directors, who are not employees of the Company or its subsidiaries, receive $100 for each Board meeting attended. Additionally, the Company grants automatic, non-discretionary stock options to purchase up to 10,000 shares of common stock to each of its non-employee directors annually. This amount is prorated based on the number of Board of Director meetings each director attended in the previous fiscal year.

                       TRANSACTIONS WITH MANAGEMENT

     On June 30, 1989, W-W Land & Cattle, a partnership owned by Millard T. Webster, a director of the Company, Mickey J. Winfrey, an officer of the Company and Terry L. Webster, a brother of
Mr. Millard T. Webster and Ms. Winfrey, executed a promissory note for the amount of $96,424 in favor of the Company's subsidiary, W-W Manufacturing Co., Inc. Interest was payable annually at 9% per annum and the principal was due on demand. On June 30, 1993, Ms. Winfrey satisfied her obligations under this note by paying to the Company the amount of $11,361. As of June 30, 1995,
$23,028 remained payable under this note by Millard T. Webster and Terry L. Webster.

     The Company currently leases its manufacturing facility in Dodge City, Kansas from Murle F.
Webster, father of Millard T. Webster and Mickey J. Winfrey. This lease requires a monthly rental payment of $5,000. This lease expired on December 31, 1994, however, it has continued on a month to month basis. During the fiscal year ended June 30, 1995, $60,000 was paid by the Company under the lease.

     Millard T. Webster, a director of the Company, Mickey J. Winfrey, an officer of the Company, and Terry L. Webster, have each executed a promissory note in favor of the Company for the amount of $58,333. Each note bears interest at 9% per annum, are payable in monthly installments of $767 and are due to be paid in full by September 30, 1997. Murle F. Webster, lessor of the Company's manufacturing facility, has executed an assignment of monthly rent back to the Company under each of these notes.

     On October 26, 1992, the Company, through its wholly-owned subsidiaries, W-W Manufacturing
Co., Inc. ("W-W Manufacturing"), and Eagle Enterprises, Inc. ("Eagle"), entered into an exclusive two year initial term sales and marketing agreement with Agri-Sales Associates, Inc. ("Agri-Sales") to
market the Company's products  throughout the United States.   Jerry R.
Bellar, a 5.3% stockholder
of the Company, is President and a majority stockholder of Agri-Sales. During the fiscal year ended
June 30, 1995, Agri-Sales earned commissions in the approximate amount of $234,586 pursuant to such agreements and the Companies owed Agri-Sales approximately $164,863 for accrued commissions. In
April 1994, W-W Manufacturing and Eagle sent written notice to Agri-Sales that the Companies will not renew their sales and marketing agency agreement with Agri-Sales when the two year initial contract term expires on October 26, 1994 (see "Legal Proceedings" for additional information). In conjunction with the cancellation of the agreements, the Company is reviewing the amounts paid or accrued to Agri-
Sales to determine if these amounts are properly owing under the sales and marketing agreements, therefore the amounts due Agri-Sales may vary from those referred to above.

     On October 26, 1993, the Company acquired all of the outstanding stock of Eagle in exchange for 325,000 shares of its common stock. Eagle was owned by Jerry R. Bellar, who is now a 5.3%
stockholder of the Company.   As a result of the acquisition of Eagle, the
Company acquired a note
payable to Mr. Bellar. On January 24, 1994, Eagle agreed to become a co-borrower with Mr. Bellar.
Said note was used to refinance Eagle's note payable to him in the amount of $119,847. As of June
30, 1995, the outstanding balance on the note totalled $75,180 (see "Legal Proceeding's" for other transactions with Agri-Sales and/or Jerry Bellar).

                             LEGAL PROCEEDINGS

     In April, 1994, W-W Manufacturing and Eagle sent written notice to Agri-Sales that the
Companies will not renew their sales and marketing agency agreement with Agri-Sales when the two
year initial contract term expired on October 26, 1994.   Agri-Sales informed
the Company that under
the contract, W-W Manufacturing and Eagle can not terminate the sales and marketing agreement until
May 26, 1995. On October 5, 1994, the Company filed a lawsuit in the Sixteenth Judicial District,
Ford County, Kansas, asking the Court for declaratory judgement and a preliminary injunction against
Agri-Sales to resolve the issue. On October 10, 1994, Agri-Sales filed an answer and made application for a temporary injunction against the Company. On October 20, 1994, the District Judge denied Agri-
Sales application for a temporary injunction against the Company. Additionally, Agri-Sales has filed a counter claim for relief estimating damages of $500,000 to $600,000 for the commissions Agri-Sales would have earned for the period October 26, 1994 to April 26, 1995, (the date Agri-Sales contends that the contract will expire) and actual damages of $475,206. Management is confident the court will decide that the contracts did expire on October 26, 1994 and the actual amounts due Agri-Sales based upon the Company's calculation, which had been recorded in the Company's audited financial statements, are substantially less than the amounts claimed. This case is in discovery and the
Company's legal counsel is unable to express an opinion on the outcome of this case.

     On December 22, 1992, The March Group, Inc. (The March Group) filed a lawsuit against
Eagle and its former shareholders, Jerry R. Bellar (Bellar) and James Buford (Buford). The March
Group alleges that Eagle, Bellar and Buford breached a listing contract to sell Eagle and has requested damages of $169,596 (Count I). The March Group has also sued the Company for breach of a separate agreement which the Company had made with The March Group promising to direct all inquiries it had regarding the purchase of Eagle through The March Group and is seeking damages of $169,596 (Count
II). Additionally, The March Group is requesting damages against Eagle, Bellar and the Company under a specific Tennessee statute which would allow The March Group three times its proven actual damages $508,788 (Count III).

     On May 6, 1994, the Chancery Court, for the State of Tennessee, entered an order requiring
Eagle to pay the March Group $169,596 under Count I and ruled in favor of defendants on Counts II and III. On June 7, 1995 the court of appeals reversed the decision that Eagle had to pay $169,596.
The case (Count I) has been remanded back to trial court for trial. The court of appeals affirmed the decision of the trial court on Count II and III in favor of the Company.
After the Court of Appeals
decision, Eagle filed an application for review to the Tennessee Supreme Court asking it to reconsider the Court of Appeals decision rejecting Eagle's claim that plaintiff violated the Tennessee Real Estate
Broker Licensing Act, thus forfeiting any fee under the listing contract. Trial of the remanded case to the trial court will not begin until such time as the Tennessee Supreme Court has decided whether to grant Eagle's application for review. To date, the Tennessee Supreme Court has not issued its decision.

     At the closing of the sale of Eagle, the Company agreed to pay $50,000 of the projected fee due the March Group under its listing agreement, which is recorded in the financial statements. Under the terms of the Eagle sale agreement, Bellar agreed to indemnify the Company for undisclosed liabilities after applying a $10,000 deductible. Bellar has acknowledged that his indemnification obligations require him to pay Eagle for all damages in excess of $50,000 awarded to the March Group under
Count I. The remaining amount due the March Group ($119,596) and the receivable from Bellar have not been recorded on the Company's audited financial statements.

     At the time Eagle was purchased, Eagle was a defendant in a lawsuit filed by Liberty Metal
Fabrications, Limited (Liberty Metals) in the State of Kentucky. The claims against Eagle relate prior to the acquisition of Eagle (October 26, 1992) by the Company. Liberty Metals was claiming approximately $91,000 from Eagle. The Company settled the claim by paying $18,000 and returning certain equipment to Liberty Metals.

     It is Management's opinion, under the Exchange Agreement, any amounts paid to Liberty Metals and legal costs incurred by Eagle is to be indemnified by Bellar.
Representations were made during
the purchase of Eagle that Eagle's exposure in the Liberty Metals case was "at worst a wash-out".
Bellar denies that Liberty Metals is covered under the indemnification agreement.

                       COMPLIANCE WITH 16(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange
Commission. Officers, directors and greater than 10% stockholders are required by the Securities and
Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Form 5's were required, the Company believes that, during the fiscal year ended
June 30, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than
10% beneficial owners were complied with except one report covering stock options granted to
Directors and Officers (pending board approval) was filed late by Messrs. David L. Patton, Thomas
W. Hemphill, and Edward J. Wade.

                           ELECTION OF AUDITORS

     The stockholders are being asked to elect Miller and McCollom, Independent Certified Public
Accountants, as auditors for the Company for the fiscal year ending June 30, 1996.
     The audit for the Company for the year ended June 30, 1995, was conducted by Miller and
McCollom. A representative of such firm is expected to be present at the Annual Meeting of
Shareholders' to answer appropriate questions, but does not intend to make a statement.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF MILLER AND MCCOLLOM AS AUDITORS FOR THE 1996 FISCAL YEAR.

                               VOTE REQUIRED

     The five nominees for election as directors at the Annual Meeting of Stockholders who receive the greatest number of votes cast for the election of directors at that meeting by the holders of the Company's common stock will become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the Company's common stock is necessary to elect
Miller and McCollom as auditors for the Company.

     Under Nevada Law and the Company's Articles of Incorporation and By-laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote "for," "against" or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the second and third proposals, and the total number of votes cast "for" any of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "against" the matter, even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

                          MANNER IN WHICH PROXIES
                               WILL BE VOTED

     The Company proposes to vote management proxies and all unmarked proxies for approval of the election of each of the five nominees to the Board for the terms set forth in this Proxy Statement.
In the event that any nominee is not available to serve as a director at the time of the election, which the Company has no reason to anticipate, proxies may be voted for such substitute nominee as the
Company may propose.

     The Company further proposes to vote the proxies for the election of Miller and McCollom, as auditors for the ensuing fiscal year.

     The Board knows of no other matter to be presented at the meeting, However, if any other matter properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matters. Stockholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy. Moreover, it is important that the proxies be returned promptly.

                         PROPOSAL OF STOCKHOLDERS

     Proposals of stockholders to be presented at the at the Company's 1996 annual meeting must be received by the Company's Secretary at the Company's executive office no later than 5:00 p.m. July
12, 1996 for inclusion in next year's Proxy Statement.


                                   By Order of the Board of Directors
                                   Mickey J. Winfrey, Secretary

Northglenn, Colorado
October 20, 1995